Exhibit 99
October 27, 2005
HELMERICH & PAYNE ANNOUNCES CONTRACTS FOR 16 NEW FLEXRIGS®
     Helmerich & Payne, Inc. announced today that separate three-year term contracts have been reached with three exploration and production companies to operate 16 new FlexRigs. Projected rig construction costs are expected to average approximately $10 million each for 11 FlexRig4s and $14.2 million each for five FlexRig3s. Field delivery of the rigs is scheduled for June 2006 through January 2007. Other terms and customer names were not disclosed. With these new term contracts, the Company has now committed to build a total of 41 new rigs for 11 exploration and production companies.
     Company President and CEO, Hans Helmerich commented, “We are pleased to add to our order book for fully contracted new-build rigs and to broaden the range of customers that have selected the FlexRig for their long-term drilling programs. It underscores the customer’s long-term outlook for the cycle and their interest in capturing proven drilling efficiencies provided by the Company.”
     The Company also announced it has notified some of its new-build customers of a four-week delay in rig deliveries due to major labor disruptions caused by Hurricane Rita to one of the Company’s fabrication vendors. As a result, the first FlexRig4 will be delivered to the field during late November or early December, instead of November as previously announced. The hurricane-related delays will also affect rigs scheduled to be delivered during the remainder of 2005 and the first half of 2006. The Helmerich & Payne, Inc. assembly facility located in Houston sustained no hurricane damage.
     As previously announced, the only other major effect from recent hurricanes was the damage done by Hurricane Katrina to Helmerich & Payne Rig 201. Complete assessment and repair estimates of the damage are ongoing. The Company anticipates that it could be as long as nine more months before the rig is fully operational and for dayrate payments to resume. Due to the damage to Rig 201, there will likely be a slight reduction in offshore platform rig operating income for the fourth quarter of fiscal 2005 compared to the third quarter. However, the Company has committed two previously stacked offshore platform rigs for work in the Gulf of Mexico, from which the combined operating cash flow is expected to exceed the operating cash flow that was generated by Rig 201 prior to the hurricane. The newly committed platform rigs are Rig 100, which began work earlier this month, and Rig 105, which will begin operations in January 2006. As previously announced, the Company expects to record income from insurance proceeds once the repairs to Rig 201 have been completed.
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October 27, 2005
News Release
     The Company will release its Fourth Quarter and Year-End Earnings prior to the market open on Wednesday, November 16, 2005. Its conference call will be broadcast live over the Internet that same morning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The call can be accessed on our website at http://www.hpinc.com under “Investors”.
     Helmerich & Payne, Inc. is a contract drilling company that owns 90 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 27 international rigs, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs. The Company has reached contractual agreements with customers that will result in the construction of 41 additional FlexRigs.
     The information disclosed herein includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Helmerich & Payne in its Form 10-K filed with the Securities and Exchange Commission on December 13, 2004. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements.
*FlexRig® is a registered trademark of Helmerich & Payne, Inc.
Contacts:          Doug Fears
(918) 588-5208
Juan Pablo Tardio
(918) 588-5383
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